Exhibit 10.29

AVALONBAY COMMUNITIES, INC.

RESTRICTED UNIT AGREEMENT

Pursuant to the terms of the AvalonBay Communities, Inc. Amended and Restated 1994 Stock Incentive Plan (as amended from time to time, the “Plan”), in consideration for services rendered and to be rendered to AvalonBay Communities, Inc. (the “Company”), in order to advance the interests of the Company and its stockholders and effect the intended purposes of the Plan, and for other good and valuable consideration, which the Company has determined to be equal to the fair market value of the Units, as defined below, the Company is awarding to the Director named below contemporaneously herewith the Units, upon the terms and conditions set forth herein and in the Restricted Unit Agreement Terms (the “Terms”) which are attached hereto and incorporated herein in their entirety. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Terms.

Director:	«First_Name» «Last_Name»
Award Date:	«Grant_Date»
Number of Shares of Deferred Stock (“Units”) Awarded:	«No_SharesUnits_Granted»
Conversion Date or Event for Units	«Conversion_Date»
(previously elected by Director)

Vesting Schedule: Subject to the provisions of the Terms, the Director’s ownership interest in the Units shall vest, and the status of the Units as Unvested Units and all Restrictions with respect to the Units shall terminate, in accordance with the following schedule of events:

Vesting Event	Shares Vested
Award Date	20%
First Anniversary of Award Date	40%
Second Anniversary of Award Date	60%
Third Anniversary of Award Date	80%
Fourth Anniversary of Award Date	100%
Termination of the Director’s service as a director by vote of the Company’s stockholders for any reason other than Cause	100%
Failure by the Board of Directors or any authorized committee thereof to nominate the Director for re-election for any reason other than for Cause	100%
Failure of the Company’s stockholders to re-elect the Director	100%
Death or Disability of the Director	100%
The Director’s Retirement (as defined in the Plan)	100%
If earlier than any of the above events, a Change of Control	100%

Additional Terms/Acknowledgements: The undersigned Director acknowledges receipt of, and understands and agrees to, this Restricted Unit Agreement, including, without limitation, the Terms. The Director further acknowledges that as of the Award Date, this Restricted Unit Agreement, including, without limitation, the Terms, sets forth the entire understanding between the Director and the Company regarding the grant of Units described herein and supersedes all prior oral and written agreements on that subject.

AVALONBAY COMMUNITIES, INC.		DIRECTOR:

By:
	Signature		Signature
Title:		Name(Print):	«First_Name» «Last_Name»
Date:		Date:

ATTACHMENT: Restricted Unit Agreement Terms

AVALONBAY COMMUNITIES, INC.
RESTRICTED UNIT AGREEMENT TERMS

ARTICLE I

DEFINITIONS

The following terms used below in this Agreement shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Section 1.1 — Cause

“Cause” means and shall be limited to (a) an affirmative vote of the holders of at least 75 percent of the shares entitled to vote at a meeting of stockholders called for the purpose, resolving that the Director should be removed from office or (b) a vote of the Board of Directors, the Nominating Committee, if any, or any other authorized committee of the Board of Directors resolving that the Director should not be nominated for re-election as a director, in either case, as a result of (i) conviction of a felony, (ii) declaration of unsound mind by order of a court, (iii) gross dereliction of duty, (iv) commission of any act involving moral turpitude or (v) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results in both an improper substantial personal benefit to such Director and a material injury to the Company.

Section 1.2 — Common Stock

“Common Stock” shall mean the common stock of the Company, $.01 par value.

Section 1.3 — Deferred Stock

“Deferred Stock” shall mean phantom stock of the Company. Each share of Deferred Stock shall have the same value as each share of Common Stock and shall be ultimately distributed to the Director in the form of Common Stock.

Section 1.4 — Restrictions

“Restrictions” shall mean the restrictions set forth in Article III of this Agreement.

Section 1.5 — Secretary

“Secretary” shall mean the secretary of the Company.

Section 1.6 — Unvested Units

“Unvested Units” shall mean the Units (as defined in the Restricted Unit Agreement) issued under this Agreement for as long as such Units are subject to the Restrictions (as hereinafter defined) imposed by this Agreement.

ARTICLE II

RESTRICTED UNITS

Section 2.1 — Unvested Units

Any Units granted on the Award Date pursuant to this Agreement shall be considered Unvested Units for purposes of this Agreement and shall be subject to the Restrictions until such time or times and except to the extent that the Director’s ownership interest in Units vests in accordance with the Vesting Schedule set forth on the first page of this Agreement.

Section 2.2 — Rights as Stockholder

From and after the Award Date, the Director shall not have any of the rights of a stockholder with respect to the Units until the Units are distributed to the Director in the form of Common Stock, except with respect to Dividend Equivalent Rights as set forth on Section 2.3.

Section 2.3 — Dividend Equivalent Rights

All Units granted hereunder shall carry Dividend Equivalent Rights which shall entitle the Director to receive additional Units, based on the amount of actual dividends payable by the Company with respect to the Common Stock. The amount of dividend equivalents credited to the Director’s Units following each calendar quarter shall be converted to additional Units based on the Fair Market Value of the Common Stock on the last day of such calendar quarter. Such additional Units shall also carry Dividend Equivalent Rights. All additional Units credited to a Director’s account pursuant to this Section 2.3 shall be fully vested at all times.

ARTICLE III

RESTRICTIONS

Section 3.1 — Reversion of Unvested Units

Except as provided in clauses (a) through (e) of this sentence or in the following paragraph, any interest of the Director in Units that are Unvested Units shall immediately terminate if the Director’s service as a director of the Company terminates for any reason, unless such termination of service results from (a) death of the Director, (b) Disability of the Director, (c) removal of the Director from office by vote of the Company’s stockholders for any reason other than for Cause, (d) failure by the Board of Directors or any authorized committee thereof to nominate the Director for re-election for any reason other than for Cause or (e) failure of the Company’s stockholders to re-elect the Director.

Notwithstanding the provisions of the preceding paragraph, in the event that any Unvested Units are forfeited, the Director shall be entitled to retain any Units credited to his account pursuant to the Dividend Equivalent Rights accrued on the Unvested Units in accordance with Section 2.3 before the date of such event.

Section 3.2 — Units Not Transferable

No Units, whether vested or unvested, or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Director or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 3.2 shall not prevent transfers by will or by applicable laws of descent and distribution until the Units are distributed to the Director in shares of Common Stock. Until such time when the shares of Common Stock are distributed to the Director, the Director’s rights under this Agreement shall be similar to that of an unsecured creditor of the Company.

Section 3.3 — Adjustments; Restrictions on New Units

In the event that the outstanding shares of the Company’s Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company, or a stock split-up or stock dividend, the Committee shall make an appropriate adjustment to the number of Units credited to the Director. Any such additional Units attributable to Unvested Units shall be considered to be Unvested Units and shall be subject to all of the terms and conditions of this Agreement, including but not limited to the Restrictions.

Section 3.4 — Timing and Form of Distribution

The Units shall be exchanged into shares of Common Stock on a one-for-one basis and shall be distributed to the Director at such time as the Director may have previously elected in writing to the Company. Any fractional Unit shall be distributed in cash at the same time.

ARTICLE IV

MISCELLANEOUS

Section 4.1 — Conditions to Issuance of Stock Certificates

The Company shall not be required to issue or deliver any certificate or certificates for shares of stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a)         The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

(b)         The completion of any registration or other qualification of such shares under any state or Federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Company shall deem necessary or advisable; and

(c)          The obtaining of any approval or other clearance from any state or Federal governmental agency which the Company shall, in its absolute discretion, determine to be necessary or advisable.

Section 4.2 — Administration

The Committee shall have the power to interpret the Plan, this Agreement and all other documents relating to Unvested Stock and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Director, the Company and all other interested person. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Unvested Stock and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation. The Board shall have no right to exercise any of the rights or duties of the Committee under the Plan and this Agreement.

Section 4.3 — Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Director shall be addressed to him at the address maintained in the Company’s records. By a notice given pursuant to this Section 4.3, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Director shall, if the Director is then deceased, be given to the Director’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.3. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 4.4 — Titles

Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.5 — Amendment

This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

Section 4.6 — Governing Law

The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 4.7 — Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.8 — No Special Rights

This Agreement does not, and shall not be interpreted to, create any right on the part of the Director to nomination, election or continued service as a director of the Company or any subsidiary or affiliate thereof, nor to any continued compensation, prerequisites or other current or future benefits or other incidents of such service nor shall it interfere with or restrict in any way any right or power, which is hereby expressly reserved, to remove or not to renominate the Director at any time for any reason whatsoever, with or without cause.

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